Exhibit 5.1
January 25, 2022
Sema4 Holdings Corp.
333 Ludlow Street, North Tower, 8th Floor
Stamford, Connecticut
Ladies and Gentlemen:
At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Sema4 Holdings Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 25, 2022 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 14,554,729 shares (the “Company Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (the “Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards to be granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to the provision of the 2021 Plan providing for an automatic annual increase in the number of shares reserved and available for issuance under the 2021 Plan and (b) pursuant to purchase rights to acquire shares of Common Stock to be granted under the Company’s 2021 Employee Stock Purchase Plan (the “Purchase Plan” and, together with the 2021 Plan, the “Plans”) pursuant to the provision of the Purchase Plan providing for an automatic annual increase in the number of shares reserved and available for issuance under the Purchase Plan. In addition, the Registration Statement registers the resale of up to 8,505,596 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock issuable to certain selling stockholders (the “Selling Stockholders”) listed in the reoffer prospectus included in the Registration Statement (the “Reoffer Prospectus”) upon (i) the vesting of certain restricted stock units (“RSU”) awards (the “Earn-Out RSUs”) that have been or may be granted outside the 2021 Plan to the Selling Stockholders pursuant to the earn-out provisions of that certain Agreement and Plan of Merger, dated as of February 9, 2021 (as amended, the “Merger Agreement”), by and among CM Life Sciences, Inc., S-IV Sub, Inc. and Mount Sinai Genomics, Inc. d/b/a Sema4 and (ii) the exercise or vesting of certain option, RSU and stock bonus awards granted to the Selling Stockholders under the 2021 Plan (the “2021 Plan Awards”).
At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).
In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: (a) the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws (collectively, the “Charter Documents”), the Plans, the forms of Earn-Out RSU and 2021 Plan Awards, the Registration Statement and the exhibits thereto and the Reoffer Prospectus, (b) certain corporate proceedings of the Company’s board of directors (the “Board”) and the Company’s stockholders relating to adoption or approval of the Company Charter Documents, the Plans, the Earn-Out RSUs, the 2021 Plan Awards, and (c) such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company and by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a certificate of good standing issued by the Delaware Secretary of State with respect to the Company and representations and certifications made to us by the Company, including without limitation representations in a Management Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.
We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or "blue sky" laws of any state.
Based upon, and subject to, the foregoing, it is our opinion that the Shares have been duly authorized and, when the Shares that may be issued and sold (a) upon the exercise or settlement of awards to be granted under the 2021 Plan, (b) pursuant to purchase rights to acquire shares of Common Stock to be granted under the Purchase Plan, (c) upon the vesting of Earn-Out RSUs to be granted pursuant to the Merger Agreement (including upon the vesting of Earn-Out RSUs to be granted to the Selling Stockholders pursuant to the Merger Agreement), and (d) upon the exercise or vesting of the outstanding 2021 Plan Awards, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan or Earn-Out RSU, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Reoffer Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the issuance, sale and resale of the Shares subject to the Registration Statement and the Reoffer Prospectus, and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP